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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                     FORM 15

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      Certification and Notice of Termination of Registration Under Section
   12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                                   Commission File Number 0-0767
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                            FAIR GROUNDS CORPORATION
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             (Exact name of registrant as specified in its charter)


      1751 Gentilly Boulevard, New Orleans, Louisiana 70119 (205) 940-4000
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                           Common Shares, no par value
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            (Titles of each class of securities covered by this Form)


                                      None
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       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)(i)   [X]        Rule 12h-3(b)(1)(ii)  [ ]
                  Rule 12g-4(a)(1)(ii)  [ ]        Rule 12h-3(b)(2)(i)   [ ]
                  Rule 12g-4(a)(2)(i)   [ ]        Rule 12h-3(b)(2)(ii)  [ ]
                  Rule 12g-4(a)(2)(ii)  [ ]        Rule 15d-6            [ ]
                  Rule 12h-3(b)(1)(i)   [ ]


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         Approximate number of holders of record as of the certification or notice date: 73
             --

         Pursuant to the requirements of the Securities Exchange Act of 1934, Fair Grounds Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                          FAIR GROUNDS CORPORATION

DATE:  December 29, 2000                  BY:   /s/ Bryan G. Krantz
                                                --------------------------------
                                                Bryan G. Krantz,
                                                President